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                                                                  Exhibit 2(4)

                              INVESTMENT AGREEMENT

THIS AGREEMENT is made as of May 19, 1998 between:

                  WESTGATE INTERNATIONAL, L.P., a Cayman Islands limited partnership ("Westgate") and THE LIVERPOOL LIMITED PARTNERSHIP, a Bermuda limited partnership ("Liverpool") ("collectively the "Investors"),

                                    -- and --

                  XENOTECH INC., a corporation formed under the laws of Alberta (the "Corporation").


BACKGROUND

The Corporation and the Investors have agreed to complete a series of transactions which will result in the financing and recapitalization of the Corporation, including the following:

A. The Corporation has agreed to issue to the Investors and the Investors have agreed to purchase from the Corporation an aggregate of 25,000,000 units in the capital of the Corporation, in accordance with the terms of this Agreement.

B. The Investors have agreed to grant options for the benefit of certain key members of management of the Corporation over certain securities of the Corporation held by the Investors, in accordance with the terms of this Agreement.

C. The Investors have agreed to convert notes in the principal amount of US$1,500,000 and accrued interest thereon into common shares of the Corporation, in accordance with the terms of this Agreement.

D. The Corporation has agreed to conduct a Normal Course Issuer Bid through the facilities of The Alberta Stock Exchange, in accordance with the terms of this Agreement.

THIS AGREEMENT WITNESSES THAT for good and valuable consideration the parties agree as follows.

                                   ARTICLE 1.

                                 INTERPRETATION
1.1      DEFINITIONS.
         Where used in this Agreement, the following terms have the respective meanings set out below.




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"AGREEMENT" means this investment agreement and all schedules and instruments in amendment or confirmation of this investment agreement as amended, supplemented or restated from time to time.

"BUSINESS DAY" means any day of the year, other than a Saturday or Sunday, on which Canadian chartered banks in Calgary, Alberta are open for business.

"CLOSING" means the completion of the transactions contemplated by this Agreement.

"CLOSING DATE" means May 19, 1998 or such other date as the parties may agree to in writing.

"COMMON SHARES" means the common shares in the capital stock of the Corporation.

"CORPORATION" means Xenotech Inc., a corporation incorporated under the laws of the Province of Alberta.

"CONVERTIBLE NOTES" means the secured promissory notes of the Corporation dated June 30, 1997 and February 10, 1998 in the aggregate principal amount of US$1,500,000 issued by the Corporation to the Investors.

"DOCUMENTS" means the Agreement and the Warrant Option Agreement, Share Option Agreement and Voting and Disposition Agreement.

"FINANCIAL STATEMENTS" means the audited financial statements of the Corporation (consisting of a balance sheet and accompanying statements of income, retained earnings and changes in financial position together with all notes to such statements) prepared for the financial periods of the Corporation ending on June 30, 1997 and the interim unaudited financial statements for the six month period ended December 31, 1997.

"GAAP" means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which any calculation or statement is made, or required to be made, under this Agreement.

"INVESTORS" means Westgate International, L.P., a Cayman Islands limited partnership and The Liverpool Limited Partnership, a Bermuda limited partnership.

"LIVERPOOL" means The Liverpool Limited Partnership, a Bermuda limited partnership.

"MATERIAL" means material to the business of the Corporation and its subsidiaries taken as a whole.

"MATERIAL ADVERSE EFFECT" means any effect on the business, operations, properties, prospects, or financial condition of the entity with respect to which such term is used and which is material and adverse to the financial condition or business operations of such entity or to other entities controlling or controlled by such entity, and/or any condition or situation which would prohibit or otherwise interfere with the ability of the entity with respect to which said term is used to enter into and perform its obligations under the Documents.

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"MATURITY DATE" means the date occurring five years following the Closing Date.

"OPTION SHARES" means an aggregate of 5,000,000 common shares in the capital of the Corporation held by the Investors.

"ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"SHARE OPTION AGREEMENT" means the agreement between the Investors and Red Reef Limited concerning the Option Shares, to be dated the Closing Date, substantially in the form set out in schedule 2.6 as amended, supplemented or restated from time to time.

"SUBSIDIARIES" means the entities in which the Corporation owns the equity and other ownership interests set out in schedule 3.1(b).

"TAXES" means all taxes, charges, fees, levies or other assessments, including, without limitation, all income, capital, franchise, withholding, payroll, use, goods and services, employment, health, education, excise, business, property or other taxes, customs duties, surtaxes, anti-dumping and countervail duties, charges or government imposts of any kind whatsoever, together with any fines, interest or penalties on, in lieu of, for non-collection of or relating to, such taxes, charges, fees, levies or assessments or additions thereto imposed by any federal, provincial, local or foreign government authority.

"TIME OF CLOSING" means 2:00 p.m. (Calgary time) on the Closing Date or such later time as the Closing may occur.

"UNIT" means a unit in the capital stock of the Corporation being comprised of one Common Share and one-half of one Warrant.

"WARRANT" means a warrant of the Corporation which entitles the holder to acquire a Common Share at a price of $0.40 for a period of two years from the date of issue.

"WARRANT OPTION AGREEMENT" means the agreement between the Investors and Red Reef Limited concerning the Warrants, to be dated the Closing Date, substantially in the form set out in schedule 2.5 as amended, supplemented or restated from time to time.

"WESTGATE" means Westgate International, L.P., a Cayman Island limited partnership.

1.2      HEADINGS.

Headings shall not affect the interpretation of this Agreement.

1.3      EXTENDED MEANINGS.

         Words importing the singular include the plural and vice versa. Words importing gender shall include the masculine, feminine and neuter genders. Words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

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1.4      SEVERABILITY.

         If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected.

1.5      ACCOUNTING TERMS.

All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

1.6      AMENDMENT.

         No amendment of this Agreement shall be binding unless in writing and signed by the parties.

1.7      GOVERNING LAW.

This agreement shall be governed by and interpreted in accordance with the laws of Alberta and the applicable laws of Canada, and the parties hereto attorn to the jurisdiction of the Courts of the Province of Alberta.

1.8      SCHEDULES.

         The following are the schedules attached to and incorporated in this
Agreement:

   schedule  2.3          --     Warrant Certificate
   schedule  2.4          --     Release and Cancellation Agreement
   schedule  2.5          --     Warrant Option Agreement
   schedule  2.6          --     Share Option Agreement
   schedule  2.7          --     Voting and Disposition Agreement
   schedule  2.12         --     Registration Rights Agreement
   schedule  3.1(a)       --     Constating Documents
   schedule  3.1(b)       --     Subsidiaries
   schedule  3.1(c)       --     Foreign Jurisdictions
   schedule  3.1(f)       --     Options
   schedule  3.1(j)       --     Intellectual Property
   schedule  3.1(m)       --     Disclosure Documents
   schedule  6.1(g)(vi)   --     Opinion of the Corporation's Counsel
   schedule  6.1(g)(vii)  --     Senior Executive Agreements

1.9      CURRENCY.

         All dollar amounts stated herein shall be in Canadian currency, unless otherwise stated.

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                                   ARTICLE 2.

               PRIVATE PLACEMENT AND CONVERSION OF DEBT COMMITMENT

2.1      UNIT PURCHASE AND PURCHASE PRICE.

         In accordance with the terms of, and subject to the conditions contained in, this Agreement, the Investors subscribe for and agree to purchase from the Corporation, and the Corporation agrees to issue to the Investors, 25,000,000 Units at a price of $0.30 per Unit for an aggregate subscription price of $7,500,000.

2.2      PAYMENT.

         In accordance with the terms of, and subject to the conditions contained in, this Agreement, the Investors shall pay to the Corporation on the Closing Date the US dollar equivalent of the subscription price of $7,500,000 by way of certified cheque, bank draft or wire in favour of the Corporation.

         In calculating the US dollar equivalent the parties shall use the closing exchange rate on the Business Day immediately preceding the Closing Date, or such other rate as may be mutually agreed by the parties hereto.

2.3      DELIVERY OF UNITS.

         On the Closing Date, the Corporation will issue and deliver to the Investors certificates evidencing a total of 25,000,000 Common Shares and certificates evidencing a total of 12,500,000 Warrants. The Warrants shall be in the form attached hereto as Schedule 2.3.

2.4      CONVERSION OF DEBT.

         In accordance with the terms of, and subject to the conditions contained in, this Agreement and the Convertible Notes, on the Closing Date the Investors shall exercise their right to convert the principal amount outstanding under the Convertible Notes, and any accrued interest to the Closing Date, to Common Shares.

         In respect thereof, the Investors shall deliver the Conversion Notice to the Corporation in the prescribed form set out in the Convertible Notes and the Corporation shall issue certificates evidencing a total of 7,500,000 fully paid and non-assessable Common Shares to the Investors on the Closing Date in respect of the conversion of the principal amount of the Convertible Notes, and shall issue certificates evidencing such additional fully paid and non-assessable Common Shares in respect of the conversion of the accrued interest under the Convertible Notes. The number of additional Common Shares shall be calculated by dividing the total amount of accrued interest to the Date of Closing by the conversion price of US$0.20 per Common Share.

         Upon the issuance and delivery of the said Common Shares, the parties agree that none of the parties shall have any further rights or obligations in respect of the conversion of the Convertible Notes.

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         On the Closing Date, the parties agree that the Registration Rights
Agreement dated June 30, 1997, as amended and the Pledge Agreement dated June 30, 1997, between the Corporation, Liverpool and Westgate (the "Pledge Agreement") as amended, shall be deemed to be of no further force and effect and that all security provided to the Investors pursuant to the terms of the Pledge Agreement or the Convertible Notes shall be relinquished. On the Closing Date, the parties shall enter into a Release and Cancellation Agreement substantially in the form attached hereto as schedule 2.4.

2.5      WARRANT OPTION.

         On the Closing Date, the Investors shall execute the Warrant Option Agreement and thereby grant an option for the benefit of certain key employees of the Corporation, but not the obligation, to purchase the Warrants at varying prices in accordance with the terms of the Warrant Option Agreement attached hereto as schedule 2.5.

2.6      SHARE OPTION.

         On the Closing Date, the Investors shall execute the Share Option Agreement and thereby grant an option for the benefit of certain key employees of the Corporation, but not the obligation, to purchase the Option Shares in accordance with the terms of the Share Option Agreement attached hereto as schedule 2.6.

2.7      VOTING AND DISPOSITION AGREEMENT.

         On the Closing Date, the Investors agree to enter into and shall execute the Voting and Disposition Agreement in the form attached hereto as schedule 2.7.

2.8      DIRECTORS OF THE CORPORATION.

         At any time on or after the Closing Date, subject to the provisions of the Voting and Disposition Agreement, the Investors shall have the right to nominate two individuals to the Board of Directors of the Corporation, subject only to regulatory approval, and the Corporation agrees to take all necessary action to effect the appointment of such individuals to the Board of Directors.

2.9      NORMAL COURSE ISSUER BID.

         The Corporation agrees that subsequent to the Date of Closing that it will file a Notice of Intention to Make a Normal Course Issuer Bid ("Bid") with The Alberta Stock Exchange and that it will allocate up to $1,900,000 (the "Bid Funds") of the funds received hereunder from the sale of Units to acquire Common Shares pursuant to such bid, at an average price not to exceed $0.50 per Common Share, unless otherwise agreed by the Investors. The Corporation shall use its best efforts to obtain the approval of The Alberta Stock Exchange for the Bid, and thereafter, to complete the Bid in accordance with the agreed upon terms.

         The Corporation agrees to segregate the Bid Funds in a separate bank account or brokerage account for use exclusively to fund the Bid. In the event that all or a portion of the



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funds have not been expended for the purposes of the Bid on or before December
31, 1998, or such later date as the parties may agree, the balance of the Bid Funds shall be returned to the general treasury of the Corporation to be used for general working capital purposes.

         The Investors agree not to tender any Common Shares to the Bid, and the Corporation agrees to use its best efforts to ensure that "insiders" of the Corporation, as defined by the Securities Act (Alberta) do not tender any Common Shares to the Bid.

2.10     RIGHTS OF FIRST REFUSAL; PRE-EMPTIVE RIGHTS.

         Without limiting the scope of the covenants contained in Article 5, in the event that while the Investors hold fifty (50%) percent or more the Common Shares of the Corporation which they will acquire as a result of the transactions contemplated herein, the Corporation or any Subsidiary desires to enter into any capital raising transaction or series of transactions other than Permitted Equity Investments, the Investors shall have a right of first refusal with respect to such transactions and shall have the right to match the terms of any bona fide offer with respect thereto received from a third party; provided, in the case of an offer consisting in whole or in part of consideration other than cash, the Investors shall have the right to offer the cash equivalent of such offer. To effect the foregoing, the Corporation shall provide written notice of the terms of such proposed transaction to the Investors promptly following receipt of such offer. The Investors may then exercise their right to match by issuing a written counternotice of their intention to do so within 30 days of receipt of the notice from the Corporation and the consummation of such counteroffer shall occur by the later of (i) the time provided by the original bona fide third party offer or (ii) 30 days from the receipt of the Investors' counteroffer.

         For the purposes of this Article 2.10, Permitted Equity Investment shall mean (i) a sale of Common Shares to an individual or group of individuals, which sale shall not, when aggregated with any other such sales, exceed 9.9% of the Common Shares outstanding on the date hereof; (ii) a sale of equity of a newly created subsidiary of the Corporation to an individual or group of individuals in an amount not to exceed 50% of the equity of such newly created subsidiary, or 50% of the Corporation's ownership interest in such newly created subsidiary if it is a joint venture; and/or (iii) a public sale of Common Shares pursuant to a prospectus document.

2.11     CONSOLIDATION.

         Immediately following Closing, subject only to regulatory approval and any further agreement between the parties, the Corporation shall take all necessary action and use its best efforts to obtain all necessary approvals, including the approval of shareholders of the Corporation, to consolidate its issued and outstanding capital such that shareholders receive one common share of the Corporation for each five common shares held.

2.12     NASDAQ LISTING; REGISTRATION RIGHTS.

         The Corporation agrees to make application at the earliest practicable date to have the Common Shares listed on either (i) the NASDAQ National Market ("NNM") or (ii) the NASDAQ Small Cap Market ("NASDAQ Small Cap"), and shall take all actions within its power and use its




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best efforts to have the Common Shares, not later than December 31, 1999: (i)
registered under the U.S. Securities Exchange Act of 1934, as amended and the rules promulgated thereunder; and (ii) listed and trading on the NNM or the NASDAQ Small Cap.

         On the Closing Date, the parties agree to execute the Registration Rights Agreement in the form attached hereto as schedule 2.12.

2.13     EMPLOYMENT AGREEMENTS.

         On or before the Time of Closing, the Corporation shall enter into employment contracts with Messrs. Speakman and Baker, substantially in the form attached hereto as schedule 6.1(g)(vii).

                                   ARTICLE 3.

                REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

3.1      REPRESENTATIONS AND WARRANTIES OF THE CORPORATION.

         The Corporation represents and warrants to the Investors as set out below and acknowledges and confirms that the Investors are relying upon such representations and warranties in connection with the transactions contemplated herein.

(a) ORGANIZATION; GOOD STANDING. The Corporation is duly organized, validly existing and in good standing under the laws of the Province of Alberta and has all requisite corporate power and authority to carry on its business as now conducted. Attached as Exhibit 3.l(a) hereto are copies of the constating documents of the Corporation.

(b) SUBSIDIARIES. Each direct or indirect subsidiary of the Corporation (each a "Subsidiary" and collectively, the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Attached as Schedule 3.1(b) is a list of all Subsidiaries, indicating domiciles and jurisdictions of organization.

(c) FOREIGN QUALIFICATION; OFFICES. The Corporation and each Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than its jurisdiction of organization) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary. Set forth in Schedule 3.1(c) is a list of all foreign jurisdictions where business is conducted by the Corporation or any Subsidiary and where the Corporation or any Subsidiary is qualified as a foreign corporation. The Corporation has its principal offices at 1600, 407 - 2nd Street S.W., Calgary, Alberta, Canada, T2P 2Y3. The Corporation and Investors understand and agree that Xenotech USA, Inc. cannot register to conduct business in California until it changes its corporate name.

(d) AUTHORIZATION; ENFORCEABILITY. (i) The Corporation and its Subsidiaries each have the requisite corporate power and authority to enter into and perform the Documents to which

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         it is a party; (ii) the execution, issuance, delivery and performance of the Documents have been, or shall have been prior to the Closing Date, duly authorized by all necessary corporate action, and no further consent or authorization of its or the Subsidiaries' Board of Directors or shareholders is, or will be, prior to the Closing Date, required;
         (iii) the Documents have been duly executed and delivered by it or the Subsidiaries, as the case may be; (iv) the Documents to which it is a party are valid and binding obligations enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies, or by other equitable principles of general application; and
         (v) the Documents to which each Subsidiary is a party are such Subsidiary's valid and binding obligations enforceable against such Subsidiary in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies, or by other equitable principles of general application.

(e) NON-CONTRAVENTION. The execution, delivery and performance of the Documents by the Corporation and by the Subsidiaries and the consummation by them of the transactions contemplated hereby and thereby, do not and will not (i) result in a violation of the articles of incorporation or certificate of organization, as applicable, or by-laws or other organizational or constating documents of the Corporation or the Subsidiaries; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material agreement, indenture or instrument to which it or any Subsidiary is a party; or
         (iii) result in violation of any applicable law, rule, regulation, order, judgment or decree applicable to it or any Subsidiary or by which any of its property or assets or the property or assets of any Subsidiary is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect).

(f) CAPITALIZATION. The Corporation has an authorized capitalization consisting of (i) an unlimited number of Common Shares of which 49,392,683 shares are outstanding, (ii) an unlimited number of non-voting first preferred shares, none of which are outstanding; and
         (iii) an unlimited number of non-voting second preferred shares, none of which are outstanding. All of the issued and outstanding Common Shares have been duly and validly authorized and issued and are fully paid and non-assessable. Except as set forth in Schedule 3.1(f), there are no options, warrants, convertible securities, contracts or other rights to purchase, exchange or convert into, any shares of capital stock of the Corporation nor any voting trust or arrangements relating thereto. Upon conversion of the Convertible Notes for Common Shares, and upon exercise of the Warrants for Common Shares issuable upon such exercise ("Warrant Shares"), the Common Shares so issued will be duly and validly authorized and issued, fully paid and non-assessable. All outstanding shares of capital stock of the Subsidiaries are owned by the Corporation, free and clear of any liens, claims, charges, options, or other encumbrances other than the pledge pursuant to the Pledge Agreement (as defined in Section 2.4).

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(g)      RESERVATION OF SHARES. The Common Shares issuable pursuant to the purchase and sale of Units, including the Common Shares issuable on exercise of the Warrants, have been duly reserved by the Corporation.

(h) CONSENTS; FILINGS. Other than the approval of the Alberta Stock Exchange of the transactions contemplated by the Documents, there are no other consents, filings, authorizations or orders required under any applicable law, rule or regulation in the United States or Canada, in order for the Corporation to execute, deliver and perform any of its obligations under the Documents, including without limitation, any filing under the U.S. Hard-Scott-Rodino Antitrusts Improvement Act of 1976, as amended, or any Form 20 filing in the Province of Alberta.

(i) TITLE TO ASSETS. It and each Subsidiary has record or registered title in fee simple to, or valid and subsisting leasehold interests in, all of its real property and good title to all of its personal property, and none of such property is subject to any lien, claim, option, charge or encumbrance of any nature, with the exception of encumbrances created pursuant to the Pledge Agreement.

(j) INTELLECTUAL PROPERTY. The Corporation (and/or the Subsidiaries) owns or has licenses to use certain patents, copyrights and trademarks ("Intellectual Property") associated with its business, which are set forth on Schedule 3.1(j). The Corporation and the Subsidiaries have no reason to believe that the Intellectual Property rights which it owns are invalid or unenforceable or that the use of such Intellectual Property by the Corporation or its Subsidiaries infringes upon or conflicts with any right of any third party, and neither the Corporation nor any Subsidiaries has received notice of any such infringement or conflict. The Corporation and the Subsidiaries have no knowledge of any infringement of their Intellectual Property by any third party. Notwithstanding the above, the Corporation has received notice that its corporate name, "Xenotech", may not be registerable in some or all of the states in the United States.

(k) LEGAL COMPLIANCE; SECURITIES LAW. Its business (and the business of the Subsidiaries) is not being conducted in violation of any applicable law, ordinance or regulation of any governmental entity in which it is incorporated, domiciled, or conducts business, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. In respect of the sale of the Units hereunder, there has been no advertisement of the Units and no selling or promotional expenses have been paid or incurred in connection therewith. Without limiting the generality of the foregoing, the Corporation is a reporting issuer not in default of any requirement of the SECURITIES ACT (Alberta), or of any requirements of the Alberta Stock Exchange.

(l) NO LITIGATION. There is no litigation, investigation or proceeding of or before any arbitrator, court or other governmental authority pending, or to its best knowledge, threatened by or against the Corporation, any Subsidiaries or against any of their respective properties or revenues which could have a Material Adverse Effect.

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(m)      DISCLOSURE DOCUMENTS; FINANCIAL STATEMENTS. The Common Shares are
         listed for trading on the Alberta Stock Exchange and the Corporation has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Alberta Stock Exchange, the Alberta Securities Commission, or pursuant to any applicable law, rule or regulation. The Corporation has delivered or made available to the Purchaser true and complete copies of all such documents, together with all reports distributed to shareholders (collectively "Disclosure Documents") filed or distributed since December 31, 1994; such documents are listed on Schedule 3.1(m). As of their respective dates, the Disclosure Documents complied in all material respects with the requirements of applicable law, rules and regulations, and none of the Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Corporation included in the Disclosure Documents comply as to form in all material respects with applicable accounting requirements and applicable rules and regulations. Such financial statements have been prepared in accordance with Canadian GAAP applied on a consistent basis during the periods involved, and fairly present in all material respects the financial position of the Corporation as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(n) NO MATERIAL ADVERSE CHANGE. Since June 30, 1997, the date through which the most recent annual questionnaire has been prepared and filed with the Alberta Stock Exchange, a copy of which is included in the Disclosure Documents, no change which would have a Material Adverse Effect has occurred or exists with respect to the Corporation or the Subsidiaries.

(o) NO UNDISCLOSED LIABILITIES. The Corporation and the Subsidiaries have no liabilities or obligations not disclosed in the Disclosure Documents, other than those liabilities incurred in the Ordinary Course of Business since June 30, 1997, which liabilities, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Corporation or the Subsidiaries.

(p) NO UNDISCLOSED EVENTS OR CIRCUMSTANCES. No event or circumstance has occurred or exists with respect to the Corporation or the Subsidiaries or their respective businesses, properties, prospects, operations or financial conditions, which under applicable law, rule or regulation, requires public disclosure or announcement by the Corporation but which has not been so publicly announced or disclosed. The Corporation has not disclosed to the Investors any material information regarding it or its Subsidiaries which has not been publically disclosed.

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                                   ARTICLE 4.

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

4.1      REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

         The Investors severally and not jointly represent and warrant to the Corporation as set out below and acknowledge and confirm that the Corporation is relying upon such representations and warranties in entering into and performing the Corporation's obligations under the Documents.

(a) DUE ORGANIZATION. The Investors are limited partnerships which have been duly created and organized and are validly subsisting in good standing under the laws of the jurisdictions in which they were organized and have the full power and authority to enter into and perform their obligations under this Agreement. The term "good standing" in this section means that (i) the Investors have not been discontinued or dissolved under the laws of the jurisdiction in which they were organized, (ii) no steps or proceedings have been taken to authorize or require such discontinuance or dissolution, and (iii) the Investors have submitted to each relevant government authority all notices, or returns of corporate information, and all other filings required by law to be submitted to each such authority.

(b) AUTHORITY. The execution, delivery and performance by the Investors of this Agreement (i) have been duly authorized by all necessary action,
         (ii) do not and will not contravene, violate or conflict with any provision of the constating documents of the Investors or any provision of existing law or regulation or order of any government authority or of any court having jurisdiction over the Investors, and (iii) do not and will not conflict with, result in breach of, constitute a default under, require a consent under, or result in the creation of, any lien, charge or encumbrance upon the property of the Investors pursuant to any indenture, contract, bank or credit agreement, mortgage or other agreement or instrument to which an Investor is a parry.

(c) PURCHASE FOR OWN ACCOUNT. Each Investor hereby represents, warrants, and agrees that the Units are being acquired for its own account and for investment and not with a view to resale or distribution.

(d) RESIDENCY. Each Investor represents that it is not a resident of Canada.

(e) RESTRICTIONS ON RESALE. No Investor will offer to sell or sell the Common Shares and Warrants prior to the expiration of the period ending 90 days from the date such securities are acquired (the "Restricted Period"), to a person in Canada or to any other person for the account or benefit of a person in Canada, except for offers or sales of such securities on a basis in compliance with or exempt from the registration requirements, and in compliance with or exempt from the prospectus preparation and filing requirements, of applicable Canadian securities laws. Each Investor agrees to require each person who purchases any such securities from such Investor prior to the expiration of the Restricted

         Period to agree that by purchasing such securities, such buyer represents and agrees that it will comply with the restrictions on offers and sales set forth above and will require of any other purchaser to whom it sells such securities a notice containing substantially the same statement. For purposes hereof, the Restricted Period for the Common Shares and Warrants shall be deemed to have commenced upon the acquisition of the said Common Shares and Warrants.

         Each Investor further agrees not to sell Common Shares or Warrants in the US or to persons resident in the US except in transactions which satisfy all applicable US federal and state securities laws and as to which the Corporation has received an opinion of counsel satisfactory to it regarding compliance with applicable US federal securities laws. Each Investor agrees to require each person who purchases any such securities from such Investor prior to the expiration of the Restricted Period to agree that by purchasing such securities, such buyer represents and agrees that it will comply with the restrictions on offers and sales set forth above and will require of any other purchaser to whom it sells such securities a notice containing substantially the same statement.

(f) ENFORCEABILITY OF AGREEMENT. This Agreement constitutes a valid and binding obligation of each of the Investors enforceable against it in accordance with the Agreement's terms, except, as such enforcement may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors rights and remedies, or by other equitable principles of general application.


                                     ARTICLE 5

                          COVENANTS OF THE CORPORATION

5.1      AFFIRMATIVE COVENANTS.

         The Corporation covenants that from the date hereof until the date that the Common Shares are listed and trading on the NNM or the NASDAQ Small Cap, it will (and will cause each of the Subsidiaries to) observe or perform the following:

(a) CORPORATE EXISTENCE. It will maintain its corporate existence in good standing and remain qualified to do business as a foreign corporation in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary.

(b) CONTINUATION OF BUSINESS. It will continue to conduct its business of commercializing and developing 3D television and video technology in compliance with all applicable rules and regulations of applicable governmental authorities.

(c) DISCLOSURE DOCUMENTS. It will furnish to Investors a copy of each Disclosure Document filed or distributed hereinafter, not later than the date such document is filed with regulatory authorities or distributed to shareholders.

(d) PRESERVATION OF BUSINESS. It will keep its business and properties substantially intact, including present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees and will maintain its existing insurance policies.

(e) FULL ACCESS. Upon written request, the Corporation will permit representatives of the Investors to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Corporation, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Corporation. Notwithstanding the foregoing, the Corporation shall not provide the Investors any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Corporation prior to the date provided to the Investors, but which has not been disclosed.

(f) RESERVATION OF WARRANT SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, such number of Common Shares as shall be from time to time sufficient to effect the exercise of the Warrants.

(g) NASDAQ LISTING. The Corporation shall apply to have the Common Shares listed on either (i) the NASDAQ National Market ("NNM") or (ii) the NASDAQ Small Cap Market ("NASDAQ Small Cap"), and shall take all actions within its power and use its best efforts to have the Common Shares, not later than December 31, 1999: (i) registered under the U.S. Securities Exchange Act of 1934, as amended and the rules promulgated thereunder; and (ii) listed and trading on the NNM or the NASDAQ Small Cap.

(h) ALBERTA STOCK EXCHANGE LISTING AND REPORTING ISSUER STATUS. The Corporation will maintain the listing of its Common Shares on the Alberta Stock Exchange and will maintain its status as a "reporting issuer not in default" under the Securities Act (Alberta).

5.2      NEGATIVE COVENANTS.

         The Corporation covenants that from the date hereof until the date that the Common Shares are listed and trading on the NNM or the NASDAQ Small Cap it will not (and will cause the Subsidiaries not to), without the prior written approval of the Investors:

(a) Enter into any merger or consolidation or acquire assets of any other person, or sell, lease or otherwise dispose of its assets, or lease, license or permit the use of any Intellectual Property or other property, except in the Ordinary Course of Business where such transaction is at arm's length and in exchange for fair market value consideration. (Notwithstanding the foregoing, the Corporation or the Subsidiaries may: (i) transfer assets to a Subsidiary or joint venture which is jointly (at least 50%) owned by either (a) the Corporation, or
         (b) a Subsidiary provided that such transfers shall be on terms as favorable as would be reached in an arm's length transaction and shall be for fair market value; and (ii) permit the use of its Intellectual Property pursuant to a license agreement on arm's length terms and for fair market value consideration).

(b) Sell or otherwise dispose of any shares of its capital stock or issue any additional shares of its capital stock or securities convertible, exchangeable or exercisable into shares of its capital stock other than pursuant to (i) exercise of issued and outstanding convertible securities of the Corporation; (ii) exercise of the Warrants; (iii) pursuant to permitted financings, subject to the conditions set forth in Article 2.10 herein; or (iv) the issuance of incentive stock options to employees and directors, not to be exercisable for more than the aggregate of (a) the number of Common Shares issuable pursuant to such options on the date hereof, and (b) 10% of the Common Shares outstanding on the date hereof; provided that such options shall be issued with an exercise price no lower than the closing market price for the Common Shares on the principal trading market for such shares at the time of issuance.

(c) Except for the purpose of effecting the Normal Course Issuer Bid provided for pursuant to Article 2.9 herein, declare any dividends on any shares of any class of its capital stock, or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of its capital stock.

(d) Purchase or otherwise acquire any assets, in excess of US$200,000 in the aggregate, after the date hereof, other than assets used in the Ordinary Course of Business.

(e)      Relocate the principal offices of the Corporation.

(f) Amend its articles, by-laws or other organizational documents, except as may be required to consolidate the issued and outstanding capital of the Corporation and to change its name as contemplated herein, or to register Common Shares with the U.S. Securities and Exchange Commission or to list the Common Shares on the NNM or NASDAQ Small Cap.

(g) Engage in any transaction with any affiliate, except: (i) as set forth in subparagraph (a) above or (ii) except on arm's length terms, for fair market value consideration and in the Ordinary Course of Business.

(h) Increase, by more than 10% annually, the compensation of any director or officer.

(i) Otherwise engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

                                   ARTICLE 6.

                              CONDITIONS OF CLOSING

6.1      CONDITIONS OF CLOSING.

         The obligations of the parties under this Agreement are subject to the conditions stated below.

(a) TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Corporation contained in the Documents shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date. The Corporation shall have delivered to the Investors evidence satisfactory to the Investors to the foregoing effect dated the Closing Date.

(b) PERFORMANCE OF COVENANTS. The Corporation shall have performed and complied with all of its covenants hereunder in all material respects.

(c) NO ADVERSE PROCEEDINGS. No action or proceeding shall be pending or threatened which could reasonably be expected to impair or prohibit the completion of the transactions contemplated by this Agreement.

(d) SATISFACTORY DUE DILIGENCE. The Investors, acting reasonably, are satisfied with their review of the business of the Corporation and all material agreements of the Corporation.

(e) NO MATERIAL ADVERSE CHANGE. No change shall have occurred in the operation, affairs or prospects of the Corporation (including changes in applicable laws and regulations), other than changes in the Ordinary Course of Business which, in the judgment of the Investors, are not expected to be materially adverse to the operation, affairs or prospects of the Corporation.

(f) APPROVALS AND CONSENTS. Any approval, consent, ruling, exemption or authorization (including those related to the Alberta Stock Exchange) that may be necessary or appropriate in respect of the transaction contemplated by this Agreement shall have been received and shall be absolute or on terms reasonably acceptable to the Investors, without adversely affecting, or resulting in the violation or a breach of, or a default under or any termination, cancellation, amendment or acceleration of any obligation under any material license, permit, lease or contract in connection with the property or the business of the Corporation.

(g) DELIVERIES. The Corporation shall have delivered or caused to be delivered to the Investors the following documents in form and substance satisfactory to the Investors and its counsel:

         (i)      certificates representing the Common Shares and the Warrants;

         (ii)     certified copies of:

                  A. the charter documents and extracts from the by-laws of the Corporation relating to the execution of documents;

                  B. all resolutions of the shareholders, the board of directors or any duly authorized committee thereof, of the Corporation approving the entering into of this Agreement and the issuing of the Common Shares and

                           Warrants and the completion of all transactions contemplated under this Agreement; and

                  C. all other instruments evidencing necessary corporate action of the Corporation with respect to such matters;

         (iii) a certificate of an officer of the Corporation certifying the names and true signatures of the Corporation's officers authorized to sign the Documents and the other instruments to be delivered under the Documents;

         (iv) a certificate of an officer of the Corporation certifying that the representation and warranties of the Corporation, set forth in Article 3.1, are true and correct as of the Closing Date;

         (v) a certificate of status, compliance, good standing or similar certificate with respect to the Corporation issued by appropriate government officials of Alberta;

         (vi) the opinion of counsel for the Corporation, substantially in the form set out in schedule 6.1(g)(vi);

         (vii) agreements with Messrs. Speakman and Baker, duly executed in substantially the form set out in schedule 6.1(g)(vii);

         (viii)   executed Voting and Disposition Agreement;

         (ix)     executed Registration Rights Agreement; and

         (x) all necessary assurances, transfers, assignments and consents, and any other instruments necessary or reasonably required to carry out effectively the intent of this Agreement and to issue the Common Shares and Warrants to the Investors, free and clear of all encumbrances.

(H) DELIVERIES OF THE INVESTORS. The Investors shall have delivered or caused to be delivered to the Corporation the following documents in form and substance satisfactory to the Corporation and its counsel:

         (i)      certified funds in payment of the purchase price of the Units;

         (ii)     executed Warrant Option Agreement;

         (iii)    executed Share Option Agreement;

         (iv)     executed Voting and Disposition Agreement;

         (v)      executed Registration Rights Agreement; and

         (vi) any and all documents which may be reasonably requested in relation to the conversion of the Convertible Notes, including the Release and Cancellation Agreement.

                                   ARTICLE 7.

           INDEMNITIES AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1      GENERAL INDEMNITY.

         The Corporation shall fully indemnify the Investors and their respective partners, members, employees, agents and professional advisers (collectively, the "Indemnified Parties") against all loss, liability and expense arising out of any misrepresentation or breach of warranty or obligation by the Corporation under the Documents or any document delivered under the Documents. This indemnity includes, without limitation, reasonable expenses of investigation and legal fees and expenses in connection with any action or proceeding against the Corporation or any of the Indemnified Parties. If the amount required to satisfy any claim so disclosed or provided for shall exceed the amount so disclosed or provided for, the excess shall be considered to be a separate liability in respect of which no disclosure or provision has been made.

7.2      NOTICE AND PARTICIPATION.

         The Indemnified Parties shall give the Corporation prompt notice of any loss, liability or expense for which the Corporation may be liable under section
6.1. The Corporation may, at its expense, and subject to the prior approval of the Investors, which approval shall not be unreasonably withheld, participate in any negotiations, assume the defence of any action or proceeding and settle for monetary damages any claim in respect of which indemnification is sought under section 6.1, provided that any such settlement shall absolve the Indemnified Parties in full.

7.3      SURVIVAL OF REPRESENTATIONS AND WARRANTIES, GENERAL INDEMNITY.

         The representations and warranties of the Corporation contained in the Documents or in any document delivered under the Documents shall survive the Closing and shall continue in full force and effect for the benefit of the Investors for a period of two years from the date hereof, and the General Indemnity granted under Article 7.1 shall continue in full force and effect for the benefit of the Investors for a period of four years from the date hereof.

                                    ARTICLE 8.

                                     CLOSING

8.1      DATE, TIME AND PLACE OF CLOSING.

         The Closing shall take place at the offices of Ogilvie and Company, at the Time of Closing on the Closing Date.

                                   ARTICLE 9.

                                  MISCELLANEOUS

9.1      COSTS.

         In the event that the Closing as contemplated herein does not occur, each of the parties hereto shall be responsible for all of its own costs incurred in relation to the negotiation and execution of the Documents. In the event that Closing does occur the Corporation agrees to pay all reasonable costs of the Investors incurred in relation to the negotiation and execution of the Documents.

9.2      FURTHER ASSURANCES.

         The parties shall, from time to time, take such action and execute and deliver such documents as may be reasonably necessary or appropriate to give effect to the terms and intent of the Documents.

9.3      NOTICES.

         Any notice or other communication required or permitted to be given under the Documents shall be in writing and may be delivered personally or sent by fax, addressed:

         If to Liverpool:

                  The Liverpool Limited Partnership
                  c\o A.S. & K. Services Ltd.
                  P.O. Box HM 1179
                  Hamilton, Bermuda HM EX

                  Attn:  Ms. Deborah Hendrickson
                  Fax:  011-441-295-5328

         If to Westgate:

                  Westgate International, L.P.
                  c\o Midland Bank Trust Corporation (Cayman) Limited P.O. Box 1109
                  Mary Street, Grand Cayman
                  Cayman Islands, BWI
                  Attn:  Mr. Greg Taylor
                  Fax:  (809) 949-7634

         Copy to:

                  Richard Mansouri
                  Stonington Management Corp.
                  712 - 5th Avenue, 36th Floor
                  New York, New York  10019
                  Fax:  (212) 974-2092

         If to the Corporation:

                  Xenotech Inc.
                  c\o Ogilvie and Company
                  1600 Canada Place
                  407 2nd Street SW
                  Calgary, Alberta  T2P 2Y3
                  Attn:  Ms. Sara-Lane Sirey
                  Fax:  (403) 262-7896

Any such notice or other communication given as aforesaid shall be deemed to have been effectively given, if sent by fax or other similar form of telecommunications, on the next Business Day following such transmission or, if delivered, to have been received on the date of such delivery. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

9.4      CONFIDENTIALITY.

         If the transaction contemplated by this Agreement is not completed for any reason, the Investors shall hold in strict confidence, and shall not disclose to any person or use any confidential information obtained by the Investors with respect to the Corporation and its affairs, for a period of two years from the date hereof.

9.5      PUBLICITY.

         Unless required by law, regulation or by any stock exchange, neither the Corporation nor the Investors shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of the Documents or the matters contained in the Documents, without obtaining the prior written approval of the other party to the contents and the manner of presentation and publication of such press release, public statement or announcement. Such approval may not be unreasonably withheld or delayed. If disclosure is required by law, regulation or by any stock exchange, the disclosing party shall consult in advance with the other party and attempt in good faith to reflect such other party's concern in the required disclosure.

9.6      ENTIRE AGREEMENT.

         The Documents constitute the entire agreement between the parties with respect to the subject matter of such instruments and such instruments supersede all prior negotiations and understandings.

9.7      WAIVER.

         No waiver by a party of any breach of the Documents by the other party
(i) shall take effect or be binding upon the party unless in writing and signed by the party, or (ii) shall limit or affect the rights of the party with respect to any other breach.

9.8      TIME OF ESSENCE.

         Time shall be of the essence of this Agreement.

9.9      ASSIGNMENT.

         None of the Documents may be assigned by either party without the written consent of the other, which consent may not be unreasonably withheld or delayed. The Documents shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

9.10     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

                                 WESTGATE INTERNATIONAL, L.P.
                                 Martley International, Inc.
                                 Attorney-in-fact


                                 By:
                                      --------------------------------------
                                          Paul Singer, President


                                 THE LIVERPOOL LIMITED PARTNERSHIP
                                 Liverpool Associates, Ltd.
                                 General Partner


                                 By:
                                      --------------------------------------
                                          Paul Singer, President

                                 XENOTECH INC.


                                 By:
                                      --------------------------------------
                                          Robert Baker
                                          President and Chief Executive Officer